April 2025

Preliminary Pricing Supplement No. 7,657

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 7, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline in the index value over the term of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies for a limited range of upside performance of the underlying index. Investors may lose their entire initial investment in the PLUS. The PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	May 13, 2026
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity per PLUS:

If the final index value is greater than the initial index value:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value:

$1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	May 8, 2026, subject to postponement for non-index business days and certain market disruption events
Leverage factor:	200%
Index performance factor:	Final index value divided by the initial index value
Maximum payment at maturity:	$1,158 per PLUS (115.80% of the stated principal amount)
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	April 8, 2025
Original issue date:	April 11, 2025 (3 business days after the pricing date)
CUSIP:	61778JWN6
ISIN:	US61778JWN61
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $962.50 per PLUS, or within $25.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per PLUS	$1,000	$17.50(1)
$5(2)	$977.50
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $17.50 for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each PLUS.

(3)See “Use of proceeds and hedging” on page 11.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the PLUS” and “Additional Information About the PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for PLUS dated November 16, 2023  Index Supplement dated November 16, 2023

 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Value of the S&P 500® Index due May 13, 2026 (the “PLUS”) can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity

￭To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

￭To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

￭The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index

Maturity:	Approximately 13 months
Leverage factor:	200% (applicable only if the final index value is greater than the initial index value)
Maximum payment at maturity:	$1,158 per PLUS (115.80% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.
Coupon:	None

The original issue price of each PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $1,000. We estimate that the value of each PLUS on the pricing date will be approximately $962.50, or within $25.00 of that estimate. Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

April 2025 Page 2

Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a certain range of positive performance of the S&P 500® Index. In exchange for enhanced performance of 200% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity of $1,158 per PLUS. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. However, if the underlying index has depreciated in value, investors will lose 1% for every 1% decline in the index value over the term of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to our credit risk.

Leveraged Performance Up to a Cap	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Upside Scenario

The underlying index increases in value, and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 200% of the index percent increase, subject to the maximum payment at maturity of $1,158 per PLUS (115.80% of the stated principal amount).

Par Scenario	The final index value is equal to the initial index value. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario

The underlying index declines in value, and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index over the term of the PLUS. For example, if the final index value is 30% less than the initial index value, the PLUS will redeem at maturity for a loss of 30% of principal at $700, or 70% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

April 2025 Page 3

Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,158 per PLUS (115.80% of the stated principal amount)
Minimum payment at maturity:	None
PLUS Payoff Diagram

The Underlying Index
The PLUS
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$1,158
Maximum Payment at
Maturity
$1,000
Stated Principal
Amount
PLUS Zone
Payment at Maturity on the PLUS
-100%
-80%
-60%
-40%
-20%
0%
7.90%
20%
40%
60%
80%
Percentage Change in Final Index Value

How it works

￭Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor will realize the maximum payment at maturity of $1,158 per PLUS (115.80% of the stated principal amount) at a final index value of 107.90% of the initial index value.

￭If the underlying index appreciates 2%, the investor would receive a 4% return, or $1,040 per PLUS.

￭If the underlying index appreciates 50%, the investor would receive only the maximum payment at maturity of $1,158 per PLUS, or 115.80% of the stated principal amount.

￭Par Scenario. If the final index value is equal to the initial index value, the investor would receive the $1,000 stated principal amount.

￭Downside Scenario. If the final index value is less than the initial index value, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

￭If the underlying index depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $700 per PLUS at maturity, or 70% of the stated principal amount.

April 2025 Page 4

Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

Risks Relating to an Investment in the PLUS

￭The PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the full decline in the value of the underlying index over the term of the PLUS. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

￭The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,158 per PLUS, or 115.80% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 115.80% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than 7.90% of the initial index value will not further increase the return on the PLUS.

￭The market price of the PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

￭The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on our ability to pay all amounts due on the PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the PLUS may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

￭Investing in the PLUS is not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

April 2025 Page 5

Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS will be influenced by many unpredictable factors” above.

￭The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other

April 2025 Page 6

Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. There is no direct legal authority regarding the proper U.S. federal tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the tax treatment of a PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the PLUS, the tax consequences of the ownership and disposition of the PLUS, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the PLUS, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.  Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the PLUS or the component securities of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the PLUS.  These regulatory actions could result in restrictions on the PLUS and could result in the loss of a significant portion or all of your initial investment in the PLUS, including if you are forced to divest the PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the PLUS has declined.

￭Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

April 2025 Page 7

Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Information as of market close on April 3, 2025:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	5,396.52
52 Weeks Ago:	5,211.49
52 Week High (on 2/19/2025):	6,144.15
52 Week Low (on 4/19/2024):	4,967.23

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2020 through April 3, 2025. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on April 3, 2025 was 5,396.52. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the valuation date.

S&P 500® Index Daily Index Closing Values January 1, 2020 to April 3, 2025

April 2025 Page 8

Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter	6,144.15	5,521.52	5,611.85
Second Quarter (through April 3, 2025)	5,670.97	5,396.52	5,396.52

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P® Dow Jones Indices LLC or any successor thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 per PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the trustee for delivery to the depositary, as holder of the PLUS, on the maturity date.

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Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the PLUS
Additional Information:
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the PLUS. An alternative characterization of the PLUS could materially and adversely affect the tax consequences of ownership and disposition of the PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the PLUS and current market conditions, we expect that the PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available

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Morgan Stanley Finance LLC

PLUS Based on the Value of the S&P 500® Index due May 13, 2026

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each PLUS. The costs included in the original issue price of the PLUS will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS. When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS such that for each PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

April 2025 Page 12